Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Titan Energy Worldwide, Inc.

We hereby consent to incorporation by reference in this Registration Statement on Form S-1 of our report dated March 28, 2008, relating to the financial statements of Titan Energy Worldwide, Inc. and Subsidiaries as of December 31, 2007 and for the year then ended, appearing in the Annual Report on Form 10-KSB of Titan Energy Worldwide, Inc. for the year ended December 31, 2007.

We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

/s/ UHY LLP
Southfield, Michigan
April 30, 2008